Exhibit 10.1

February 18, 2021

Mr. H. Chris Killingstad

930 Cox Farm Rd

Orono, MN 55356-9389

Dear Chris:

As previously announced, you have provided Tennant Company (the “Company”) notice of your intention to retire from the Company after your 17 years of service as an employee, including 15 years of service as our President and Chief Executive Officer. The Board appreciates your willingness to remain with the Company for a period of time to ensure a seamless transition, and this letter agreement (“Agreement”) sets forth the terms of your transition.

You are retiring from the positions of President and Chief Executive officer at the end of the day on February 28, 2021, and thereafter you will continue to be employed by the Company as a Strategic Advisor to the Company’s new Chief Executive Officer through December 31, 2021 (the “Anticipated Retirement Date”), unless your employment with the Company ends sooner in accordance with the terms of this Agreement.

You and the Company hereby agree that, effective as of the end of the day on February 28, 2021, the Executive Employment Agreement entered into between you and the Company, dated December 19, 2008, as amended December 19, 2019 (the “Executive Employment Agreement”), and the Amended and Restated Management Agreement, entered into between you and the Company, dated January 1, 2012 (the “Management Agreement”) shall terminate without any further action by you or the Company and therefore shall be of no further force and effect as of or after the end of the day on February 28, 2021. Notwithstanding the foregoing, (i) the Employee Agreement, entered into between you and the Company, dated February 22, 2006 (the “Employee Agreement”), will remain in full force and effect in accordance with its terms and (ii) this Agreement will be governed by and subject to certain of the administrative terms of the Executive Employment Agreement as set forth below. In addition, any options to purchase shares of common stock of the Company, performance-based stock unit awards or restricted stock awards pursuant to written option agreements, performance-based stock unit award agreements or restricted stock award agreements entered into prior to the date of this Agreement (the “Equity Awards”) will remain in effect in accordance with the terms of the applicable written option agreements, performance-based stock unit award agreements or restricted stock award agreements.

1.         Resignation, Retirement and Transition Term. You hereby confirm your resignation as President and Chief Executive Officer effective as of the end of the day on February 28, 2021, and your resignation as a member of the Company’s Board of Directors effective as of the 2021 annual meeting of shareholders currently scheduled for April 28, 2021. Your employment with the Company will automatically terminate effective as of the Anticipated Retirement Date, unless earlier terminated in accordance with Section 2(d) below. Your actual last day of employment with the Company is referred to herein as the “Separation Date.” Unless your employment with the Company is terminated earlier in accordance with Section 2(d) below, the Separation Date will be the Anticipated Retirement Date. The period of your employment hereunder from March 1, 2021 (the “Transition Date”) through the Separation Date is referred to in this Agreement as the “Transition Term”. You shall not have any other employment or engage in any other business venture during the Transition Term.

2.         Employment Terms During the Transition Term.

(a)         Scope of Engagement. Subject to the terms and conditions of this Agreement, you agree to remain in the employ of the Company, and the Company agrees to continue your employment, for the duration of the Transition Term. During the Transition Term, you will hold the title of Strategic Advisor to the Company’s Chief Executive Officer, a non-executive officer position at the Company. As Strategic Advisor, your duties and responsibilities will include: participating in quarterly release messaging process, reviewing and discussing agendas for the Company’s Board of Directors meetings, preparing and delivering 2020 fiscal year performance appraisals, participating in annual advanced product innovation road-mapping, being available to participate with specific enterprise initiatives (including corporate transaction opportunities), and providing such other transition assistance and assistance with special project matters as may be requested by the Company’s Chief Executive Officer.

(b)         Compensation and Benefits. During the Transition Term, the Company will pay you an annualized base salary of $400,000 (the "Transition Term Salary"), prorated for any partial year of employment and payable in accordance with the Company's normal payroll policies and procedures. In addition, during the Transition Term, you shall participate in such employee benefit plans and programs for which you may be eligible and in which you participated prior to the Transition Date, including the Company's Executive Officer Cash Incentive Plan as of the date of this agreement (the "CIP"), through the Separation Date, pursuant to the terms and conditions of the CIP; provided, however, your CIP award shall be calculated using (i) your annualized base salary in effect prior to the Transition Date and your current target opportunity of 120% of base salary with respect to the portion of the Performance Period (as such term is defined in the CIP) prior to the Transition Date and (ii) the Transition Term Salary and a reduced target opportunity of 60% of base salary with respect to the remainder of the Performance Period.  Except with respect to your continued participation in the CIP through the Retirement Date (and your receipt of any payment under the CIP related to such continued participation), the previously-granted Equity Awards, and your 2021 LTI award of stock options and restricted stock units (as approved by the Company's Compensation Committee on February 16, 2021, and subject to the terms of the applicable written option and restricted stock award agreements), you will not be eligible for any incentive or other compensation or equity awards during the Transition Term.  You agree that, consistent with the Company's policy, you will not accrue any vacation leave and will not accrue any vacation leave during the Transition Term and therefore you will not be entitled to any payment for vacation leave upon conclusion of the Transition Term.

(c)         Expenses. During the Transition Term, the Company shall reimburse you for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by you in the performance of your duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

(d)         Early Termination. Notwithstanding anything in this Agreement to the contrary, your employment hereunder may be terminated before the Anticipated Retirement Date (1) by the Company for Cause (as such term is defined in the Executive Employment Agreement), or (2) by you for any reason (except that you explicitly acknowledge and agree that none of the terms of this Agreement support an involuntary termination for Good Reason (as such term is defined in the Executive Employment Agreement or the Management Agreement)).

3.         Acknowledgement of Continuing Obligations Under the Employee Agreement. You acknowledge entering into the Employee Agreement in exchange for valid consideration and hereby affirm your obligations under the Employee Agreement that remain in effect during the Transition Term and that survive the Separation Date. You further represent that you have not violated any of your obligations under the Employee Agreement.

4.         Tax Matters. All wage payments to you hereunder are subject to withholding of income and employment taxes and all other amounts required by law. You shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits and other compensation provided hereunder. This Agreement is intended to be exempt from, or comply with, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

5.         Continuing Provisions of Executive Employment Agreement. You agree that the following provisions of the Executive Employment Agreement shall continue to apply to your continued employment during the Transition Term and your termination of employment upon the conclusion of the Transition Term and shall govern administrative matters under this Agreement (for which purpose, each reference to “Agreement” in these provisions shall refer to this Agreement): (i) Section 9, Return of Property, (ii) Section 12, Successors and Assigns, (iii) Section 14, Governing Law, (iv) Section 15, Dispute Resolution, (v) Section 16, Notices, (vi) Section 19, Amendments and Waivers, and (vii) Section 20, Severability; Survival.

6.         Separate Representation. You hereby acknowledge that you have the right to and/or has been advised to seek and receive independent advice from counsel of your own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. This Agreement (including certain administrative terms of the Executive Employment Agreement that shall continue to apply as set forth in this Agreement) and the Employee Agreement contain the entire understanding of the parties hereto with respect to your employment by the Company.

Congratulations on your long and successful career with Tennant. We very much look forward to your continued leadership as CEO through February 28, 2021, and thereafter as Strategic Advisor during the Transition Term.

Please countersign below to acknowledge your agreement to the terms of this Agreement.

Sincerely,

Tennant Company

_/s/ David Windley________

By: David Windley

Its: Chair, Compensation Committee

Acknowledged and Agreed:

_/s/ H. Chris Killingstad_ _                                                       2/19/21

H. Chris Killingstad                                                               Date